EXHIBIT 10.1

November 8, 2018

Dear Mike,

It is my pleasure to extend Priority Technology Holdings, Inc. ("Company") conditional offer to employ you as Chief Financial Officer.

If you accept this offer, your start date will be December 3rd, 2018, or such other date as mutually agreed upon between yourself and the Executive Chairman. You will report to Tom Priore, Executive Chairman. We are excited about working with you and believe you have the ability to contribute to the success of this organization.

Your annualized starting base salary for this position will be $425,000 (subject to appropriate tax withholdings and deductions, payable in accordance with the Company 's normal payroll cycle) with an annual bonus potential of 25-50% of your annualized base salary that may be adjusted in the sole discretion of the Executive Chairman with any such annual bonus based on numerous factors, including the Company’s performance, as well as, your individual performance. You will be eligible to participate in the Company’s incentive equity compensation plan, the terms of which have not been finalized and participation level to be provided at the discretion of the Executive Chairman.

As an exempt employee, you will not be entitled to overtime pay and your salary is intended to cover all hours worked including any hours worked in excess of 40 in a workweek or overtime as otherwise mandated by applicable state law. The company processes payroll on a bi-weekly basis, with paydays on every other Friday.

During your employment, you will be eligible for our comprehensive benefits package and Paid Time Off (PTO) policies consistent with the Company's practices and applicable law and in accordance with the terms of the applicable benefit plans and policies as they currently exist and subject to any future modifications in the Company's discretion.

During your employment, you will be subject to all of the policies, rules, and regulations applicable to employees of the Company, as they currently exist and subject to any future modifications in the Company's discretion including, without limitation, maintain as confidential proprietary information of the Company. The requirement that you maintain as confidential proprietary information of the Company shall extend beyond termination of your employment.

Unless otherwise set forth in the terms of your Employment Agreement with the Company, your employment will be "at-will” and as such you will be free to leave your employment with the Company at any time. Similarly, the Company may terminate your employment at any time for any or no reason, with or without cause or notice. At-will status only may be modified on an individual or collective basis via the terms of your Employment Agreement or otherwise via a writing signed by the CEO of the Company.

By signing below, you acknowledge, represent and warrant to the Company that you are not now under any obligation of a contractual nature to any person, business or other entity which is inconsistent or in conflict with this letter or which would prevent you from performing work for, or otherwise restrict your activities at, the Company. Please notify me if you are subject to any such obligation that may prevent you from performing work for, or otherwise restrict your activities at, the Company.

Employment with the Company is contingent upon your successful completion of all of the Company’s lawful pre-employment checks, which may include a background check. By signing below, you agree to execute any necessary consents to perform such checks. On your first day of employment, and as a condition of employment with the Company, you will be required to satisfactorily complete an I-9 form, which includes providing the Company with documentation establishing that you are authorized to work in the United States.

This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time. Further terms of your employment will be set forth in an Executive Employment Agreement to be negotiated and executed between the parties prior to your start date. In the event of any conflict between the terms of this offer letter and the terms of your Executive Employment Agreement, the terms of your Executive Employment Agreement will control.

We look forward to you being an integral part of our team. Your skill set, talent and experience will prove to be among our most valuable assets as we strive for continued success for the Company. If you have any questions regarding this offer, the terms or the position, please contact me directly.

Sincerely,

/s/ Mayrov Eagen

Mayrov Eagen

Senior Vice President of Human Resources

By signing below, you acknowledge your acceptance of the terms of employment as set forth in this letter and that you are not relying on any representations other than those set forth in this letter.

Michael Vollkommer

/s / Michael Vollkommer

Signature

November 12, 2018

Date

This signed letter must be returned to the Company by mail or email.

2001 westside parkway  suite 155  alpharetta  georgia 30004  phone 800 935 5961  fax 770 667 2645  www.prioritypaymentsystems.com